Exhibit 99.1

CENDANT BOARD AUTHORIZES INCREASE
IN SHARE REPURCHASE PROGRAM

New York, N.Y., September 2, 2003 — Cendant Corporation (NYSE: CD) today announced that its Board of Directors has authorized an increase in the Company’s share repurchase program. The repurchase program has been increased by $500 million plus proceeds from the exercise of stock options. The increase is consistent with Cendant’s previously stated strategy of utilizing its available cash on an annual basis to reduce corporate debt and repurchase the Company’s common stock as well as, beginning in the first quarter of 2004, paying a quarterly cash dividend on the Company’s common stock.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1920

Henry A. Diamond
212-413-1920